Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 81,989,783.05		$ 11,322.79
	Total Transaction Valuation:	$ 81,989,783.05
	Total Fees Due for Filing:			$ 11,322.79
	Total Fees Previously Paid:			$ 11,322.79
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction valuation is calculated as the aggregate maximum purchase price for shares of Franklin Lexington Private Markets Fund (the "Fund"). The fee of $11,322.79 was paid in connection with the filing of the Schedule TO by the Fund (File No. 005-94676) on November 14, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A